Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Expands Executive Team

Appoints Chief Operating Officer and Augments Engineering and Sales Leadership

CARLSBAD, Calif. – February 22, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced the appointment of Patrick Collins to the position of chief operating officer of the company. Mr. Collins will oversee all executive functions of operations, engineering and customer support. Additionally, the company has hired James Kuenzel as senior vice president of engineering. Philip Davis, senior vice president of sales and marketing will also become an executive officer of the company, effective March 1, 2006 upon the departure of Jim Lambert. Messrs. Collins and Davis will report directly to Dana Kammersgard, president of Dot Hill who will assume the position of chief executive officer, also effective March 1, 2006.

Prior to joining Dot Hill, Patrick Collins was a partner in a consulting firm, LGE Consulting, which focused on the areas of corporate growth and operational excellence. From 1997 to 2000 and again from 2003 to 2005, Collins served as vice president of worldwide procurement and supply chain and then vice president of product operations, at Dell, Inc. During his two tenures at Dell, Collins was responsible for overseeing new product introductions, coordinating worldwide fulfillment, managing procurement and driving supply chain initiatives. Collins served as chief executive officer of RLX Technologies, Inc., from 2000 to 2003, and from 1993 to 1997, he served as chief operating officer of Vixel Corporation. He also served in various management positions at Sun Microsystems, Inc. and Apple Computer, Inc. Collins holds a B.S. in Math and Physics from National University of Ireland.

Philip Davis has served as Dot Hill’s senior vice president of worldwide sales since 2004 and senior vice president of worldwide sales and marketing since 2005. Davis joined Dot Hill through the company’s acquisition of Chaparral Network Storage in 2004. While at Chaparral, he served as senior vice president of sales from 2003 until the acquisition in February 2004. Davis has also held sales management positions at RLX Technologies, BetaSphere, Inc., Vixel Corporation and Texas Instruments, Inc.

James Kuenzel joined Dot Hill after leaving Maranti Networks Inc. where he began his tenure in 2002 as the company’s vice president of engineering and then was appointed to president and chief operating officer. Kuenzel has also held vice president of engineering positions at McData Corporation, Cabletron Systems, Inc. and Digital Equipment Corporation.

“We are extremely excited that Pat Collins is joining the Dot Hill executive team,” said Dana Kammersgard, president of Dot Hill. “His experience at Dell, the company that has epitomized operational excellence, will provide us with the operational leadership and direction that will enable us to execute on our near- and long-term goals in the areas of operations, engineering and customer support. He has established himself as a results-oriented individual and will be a valuable asset to the company as we drive our new products into production for our customers and bring world class operational efficiencies and cost control to Dot Hill.

We have also strengthened our senior management team to bring more depth and scale to the organization. Phil Davis will provide strategic input at the executive level while Jim Kuenzel will manage our talented team of engineers throughout the globe. Along with Preston Romm, Dot Hill’s chief financial officer, our company is poised for much success.”

Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.

Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding Dot Hill’s ability to execute on its near and long-term goals, introduce new products, increase its supply chain and support its new and existing customers. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that contribute to the uncertain nature of the forward-looking statements include: the extremely competitive nature of the industry in which the company operates; increasing cost pressures; the company’s reliance on a limited number of key customers and suppliers; the company’s ability to manage growth and attract and retain talented personnel; changing customer preferences in the Open Systems computing market; and other unforeseen supply, technological, intellectual property or engineering issues. However, there are many other risks not listed here that may affect the future business and financial results of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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